                                                                 EXHIBIT (d)(ix)

            SEVERANCE, CHANGE OF CONTROL AND NONCOMPETITION AGREEMENT

     THIS SEVERANCE, CHANGE OF CONTROL AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of April 13, 2000, by and between Jasdrew Acquisition Corp. ("Jasdrew"), and David H. Hammelman (the "Employee").

W I T N E S S E T H:

     WHEREAS, the Employee is an officer and a key employee of PlayCore Wisconsin, Inc. ("PlayCore Wisconsin");

     WHEREAS, PlayCore, Inc. intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Jasdrew contemporaneously with the execution hereof pursuant to which Jasdrew will merge (the "Merger") into PlayCore, Inc. (after which PlayCore, Inc. is to merge into PlayCore Wisconsin);

     WHEREAS, the Employee, in consideration of the agreement of Jasdrew contained herein that Employee will receive payment of a cash bonus from PlayCore Wisconsin in an amount of $50,000 ("the Closing Amount") promptly following the effective date of the Merger and a grant of phantom common stock of PlayCore Holdings, Inc. ("Holdings") to be set forth in a separate phantom stock grant agreement, desires to enter into this Agreement to provide for the payment of certain benefits to the Employee if the Employee's employment with PlayCore Wisconsin is terminated under certain circumstances, including a termination following a change of control of PlayCore Wisconsin other than the transactions contemplated in the Merger Agreement;

     WHEREAS, the Employee acknowledges and agrees that the terms of this Agreement shall supersede all prior agreements between the parties as set forth in Section 13.c. hereof;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Jasdrew to enter into, and to proceed with the transactions contemplated in, the Merger Agreement, the parties hereto agree as follows:

     1. Definition. The capitalized terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

          a. "Change of Control" shall have the meaning set forth in Exhibit A hereto.

          b. "Good Reason" means any of the following:

               (1) The removal of the Employee from, or any failure to reelect or reappoint the Employee to, any of the positions held with PlayCore Wisconsin on the date of the Change of Control or any other positions with PlayCore Wisconsin to which the Employee shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by PlayCore Wisconsin of the Employee's employment for Just Cause or by reason of Permanent Disability; or

               (2) A good faith determination by the Employee that there has been a significant adverse change, without the Employee's written consent, in the Employee's working conditions or status with PlayCore Wisconsin from such working conditions or status in effect during the 180-day period immediately prior to the Change of Control or the effective date of this Agreement for purposes of Section 3.c. hereof, including but not limited to (A) a significant change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, or for purposes of Section 2 hereof alone,
          (C) relocation of the Employee's primary place of employment with PlayCore Wisconsin on the effective date of the Merger to a location more than thirty-five (35) miles from such primary place of employment.

            c. "Just Cause" means, prior to a Change in Control, willful and gross misconduct on the part of the Employee that is materially and demonstrably detrimental to PlayCore Wisconsin, as determined in good faith by the Board of Directors of PlayCore Wisconsin. "Just Cause" means, following a Change in Control, the commission by the Employee of one or more acts for which the Employee is convicted (as evidenced by binding and final judgment. order or decree of a court of competent jurisdiction) of a felony under United States federal, state, or local criminal law which substantially impairs the Employee's ability to perform his duties or responsibilities; the engaging in by the Employee of intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit, or proceeding. whether civil, criminal, administrative, or investigative; or the continuing willful and unreasonable refusal by the Employee to perform the Employee's duties or responsibilities (unless significantly changed without the Employee's consent).

            d. "Permanent Disability" means that the Employee is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with PlayCore Wisconsin and not expected to recover from his disability within a period of six (6) months from the commencement of the disability. If at any time the Employee claims or is claimed to have a Permanent Disability, a physician acceptable to both the Employee, or his personal representative, and PlayCore Wisconsin (which acceptances shall not be unreasonably withheld) shall be retained by PlayCore Wisconsin and shall examine the Employee. The Employee shall cooperate fully with the physician. If the physician determines that the Employee has a Permanent Disability the physician shall deliver to PlayCore Wisconsin a certificate certifying both that the Employee has a Permanent Disability and the date upon which the condition of Permanent Disability commenced. The determination of the physician shall be conclusive.

          e. "Person" means (other than with respect to the definition of "Change of Control") any individual or any partnership, limited liability company, corporation, joint venture, trust, or other entity (as defined in Rule l3d-5 under the Securities Exchange Act of 1934), together with its affiliates and the heirs, personal representatives, successors, and assigns of the "Person" when the context so permits.

          f. "Severance Period" means the applicable period of time beginning with the Termination Date. If the Termination Date is within eighteen (18) months after a Change of Control and the termination of employment is either by PlayCore Wisconsin other than with Just Cause or by the Employee for Good Reason, the Severance Period shall be eighteen (18) months (the "18-month Severance Period"). If the Termination Date occurs other than within such 18-month period following a Change of Control then the Severance Period, if applicable, shall be twelve (12) months ("the 12-month Severance Period").

          g. "Termination Date" means the date upon which the Employee's employment with PlayCore Wisconsin is terminated.

          h. "Transaction Benefit" means the amount that is the greater of: (i) the value of Employee's grant of phantom common stock on the date this Agreement becomes effective, or (ii) the value of such grant of phantom common stock on the Termination Date (such value to be determined by multiplying the "equity value" of Holdings (as defined in the next sentence) by a fraction, the numerator of which shall be the number of shares represented by such grant and the denominator of which shall be the total number of fully diluted shares of Holdings common stock (assuming that all options, warrants or other securities which are convertible or exchangeable for common stock are outstanding). The equity value of Holdings on a Termination Date shall be determined by the Board of Directors of PlayCore Wisconsin in good faith by selecting an appropriate multiple and then multiplying the consolidated EBITDA for the latest four fiscal quarters by such multiple and then subtracting from such amount all debt, preferred stock and other obligations on a consolidated basis of Holdings, if any.

        2. Termination After Change of Control. If, within eighteen (18) months after the occurrence of a Change of Control, the Employee's employment with PlayCore Wisconsin is terminated either: (i) by PlayCore Wisconsin (a) other than with Just Cause or (b) due to Permanent Disability or, (ii) by the Employee for Good Reason, then the Employee shall be entitled to receive the following severance benefits from PlayCore Wisconsin:

          a. continuation of the Employee's salary during the applicable 18-month Severance Period; and

          b. continuation of coverage for the Employee and any dependents previously covered under the group health, group life, group long-term disability, and similar group insurance plans, if any, maintained by PlayCore Wisconsin, at the active employee discounted cost, until expiration of the 18-month Severance Period (provided, that if such continued participation is precluded by the provisions of such plans or by applicable law, PlayCore Wisconsin shall provide the Employee with comparable benefits of equal value at no increase in cost to the Employee), and execution of this

     Agreement by the Employee shall not be considered a waiver of any rights or entitlements he may have under applicable law to continuation of coverage under the group health plan maintained by PlayCore Wisconsin.

       3. Other Termination. If the Employee's employment with PlayCore Wisconsin is terminated by PlayCore Wisconsin (a) other than with Just Cause or
(b) due to Permanent Disability and Section 2, above, is not applicable because such termination is not within the eighteen (18) month period following a Change of Control, then the Employee shall be entitled to receive the following severance benefits from PlayCore Wisconsin:

          a. continuation of the Employee's salary during the applicable 12-month Severance Period; provided, however, if such termination occurs prior to a Change of Control, the total salary continuation shall be reduced by the value of any Transaction Benefit; and

          b. continuation of coverage for the Employee and any dependents previously covered under the group health, group life, group long-term disability, and similar group insurance plans, if any, maintained by PlayCore Wisconsin, at the active employee discounted cost, until expiration of the 12-month Severance Period (provided, that if such continued participation is precluded by the provisions of such plans or by applicable law, PlayCore Wisconsin shall provide the Employee with comparable benefits of equal value at no increase in cost to the Employee), and execution of this Agreement by the Employee shall not be considered a waiver of any rights or entitlements he may have under applicable law to continuation of coverage under the group health plan maintained by PlayCore Wisconsin.

          c. To compensate the Employee for relinquishing certain rights with PlayCore Wisconsin in order to facilitate the acquisition of PlayCore, Inc. by Holdings, and notwithstanding the foregoing or any provision contained herein to the contrary, if the Employee's employment with PlayCore Wisconsin is terminated either (x) by PlayCore Wisconsin other than with Just Cause or (y) by the Employee for Good Reason, and the termination of employment occurs within the period that begins on the effective date of the Merger and ends eighteen (18) months thereafter, then the Employee shall be entitled to receive the greater of: (i) the severance benefits set forth above in this Section 3, or (ii) the severance benefits that would have accrued to the Employee as a result of the acquisition of PlayCore, Inc. by Holdings pursuant to that certain Severance, Change of Control and Noncompetition Agreement, dated February 18, 1999, by and between the Employee and PlayCore, Inc. (the "Old Severance Agreement") attached hereto as Exhibit B, in either case, less the value of any Transaction Benefit.

       4. Payments.

          a. Promptly following the effectiveness of the Merger, Jasdrew (or its successor) shall pay to Employee the Closing Amount.

          b. Except as otherwise provided in this Agreement, any salary continuation amounts due to the Employee hereunder shall be payable in equal installments on each regular payroll date of PlayCore Wisconsin after the Termination Date.

         5. Deduction and Withholding. All amounts payable to or on behalf of the Employee pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Employee but not less than required by applicable law.

         6. Death and Permanent Disability. In the event of the Employee's death, any amount payable or distributable to the Employee pursuant hereto from rights and benefits accrued to and through the date of his death shall be paid at the time or times indicated in such Section to the beneficiary designated by the Employee for purposes of his group term life insurance coverage with PlayCore Wisconsin and, if no beneficiary is designated for such purposes or if no group term life insurance is then in effect, to the Employee's estate. In the event that Employee's employment is terminated due to Permanent Disability, Employee shall be entitled to accrued compensation through the Termination Date and any other benefits (if any) to which Employee may be entitled under PlayCore Wisconsin's benefit plans, programs and policies as then in effect.

         7. Other Benefits. The benefits provided under this Agreement shall be in addition to, and not in derogation or diminution of, any benefits that the Employee may be entitled to receive under any other plan or program now or hereafter maintained by PlayCore Wisconsin other than any severance pay plan.

         8. Stock Options and Other Equity. Notwithstanding anything contained in this Agreement to the contrary, the treatment of any stock options and other equity held by the Employee on the Termination Date shall be subject to the terms and conditions of the applicable plan documents and agreements in accordance with the terms set forth in Schedules A, B and C attached hereto ("Applicable Equity Agreements") and the terms of the Applicable Equity Agreements shall govern the treatment of such options and equity in the event of Employee's termination.

         9. Covenant Not to Compete. The Employee hereby agrees that he will not, during the period of his employment with PlayCore Wisconsin and for a period of two (2) years thereafter, as proprietor, partner, member, shareholder (directly or indirectly owning or controlling five percent (5%) or more of any class of stock), employee, consultant, agent, or otherwise, on his own behalf or on behalf of another person., do any of the following in competition with PlayCore Wisconsin, without the prior written consent of PlayCore Wisconsin:

          a. solicit or assist in the solicitation of customers of PlayCore Wisconsin or its affiliates;

          b. render or assist in rendering services to customers of PlayCore Wisconsin or its affiliates; or

          c. divert or attempt to divert any customer's business from PlayCore Wisconsin or its affiliates, or otherwise interfere with the business relationship between PlayCore Wisconsin or its affiliates and any of their respective customers, employees, or suppliers.

        Notwithstanding the foregoing, this Agreement shall not in any event be construed to prevent the Employee from earning a living utilizing his skills in any businesses which may, as an incident to a business or activity significantly different from the business of PlayCore Wisconsin, make or sell some products or provide some services which may in some degree compete with the business of PlayCore Wisconsin. However, nothing in this Section 9 shall be deemed to permit the Employee to accept employment with companies or a division thereof which then or thereafter will directly compete in a major way with the business of PlayCore Wisconsin or its affiliates with which the Employee was involved or had access to information while employed by PlayCore Wisconsin.

        10. Confidential Information. The Employee agrees that he will not, while he is employed by PlayCore Wisconsin or for a period of five (5) years thereafter, disclose to any person to whom he is not otherwise authorized to do so by PlayCore Wisconsin (an "Unauthorized Person"), or use for his own account, any information (the "Confidential Information"), whether or not reduced to written or other tangible form, in which PlayCore Wisconsin or its affiliates has a legally protectible interest by virtue of the following:

          a. such information is not generally known in the industry;

          b. the Employee has had access to (or, either alone or in cooperation with others, originated or developed) such information during his employment with PlayCore Wisconsin;

          c. such information has been treated by PlayCore Wisconsin or its affiliates as confidential;

          d. such information relates to the business of PlayCore Wisconsin or any of its affiliates; or

          e. such information is of competitive advantage to PlayCore Wisconsin or its affiliates.

        Confidential Information for which the Employee has first secured the written consent of PlayCore Wisconsin for its disclosure or use, and Confidential Information which becomes generally known in the industry, or which otherwise ceases to be legally protectible (other than by the Employee's breach of this Agreement), shall cease to be subject to the restriction set forth in this Section 10. Notwithstanding anything contained herein to the contrary, this
Section 10 prohibits only the use and disclosure of Confidential Information and shall not be construed as limiting the Employee's right to undertake any other employment or business activity. The Employee shall be prohibited from competing with PlayCore Wisconsin only as provided in Section 9 above.

        11. Termination With Just Cause. Notwithstanding any provision contained herein to the contrary, in the event that the Employee's employment with PlayCore Wisconsin is terminated by PlayCore Wisconsin with Just Cause the Employee shall not be entitled to any of the benefits identified in Sections 2 and 3 of this Agreement, and shall be entitled to receive only those benefits that the Employee would otherwise be entitled to receive under any other agreements entered into by the Employee and PlayCore Wisconsin or under applicable law.

       12. Rights in the Event of Dispute.

          a. If a claim or dispute arises concerning the rights of the Employee or his beneficiary (either or both of whom are hereinafter referred to as the "claimant") to amounts or benefits described in Section 2 of this Agreement (pertaining to benefits upon termination of employment following a Change of Control), regardless of the party by whom such claim or dispute is initiated, PlayCore Wisconsin shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys' billed to and payable by the claimant in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, however, that PlayCore Wisconsin shall not be obligated to pay such expenses unless and until final resolution of such claim or dispute with the claimant being entitled to a substantial part of the rights claimed by him.

          b. If a claim or dispute arises concerning the rights of the Employee or his beneficiary (either or both of whom are hereinafter referred to as the "claimant") to amounts or benefits described in Section 3 of this Agreement (pertaining to termination of employment by PlayCore Wisconsin other than as described in Section 2), regardless of the party by whom such claim or dispute is initiated, each party shall pay its own legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, however, that the prevailing party in any court action shall be entitled to recover from the other party, to the fullest extent permitted by law, all such legal expenses that the prevailing party may reasonably incur as a result of such action. Any payment pursuant to this subsection shall include interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code.

       13. General Provisions.

          a. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered in person or (ii) when telecopied (at the date and time indicated on the receipt of transmission if such day is a business day, and if not, at 9 a.m. on the following business day) with hard copy delivered by hand or deposited in the United States mail postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy, or (iii) three
     (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or (iv) two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed to the appropriate party as follows: to the Employee at his address on file with PlayCore Wisconsin; or to Jasdrew or PlayCore Wisconsin, c/o PlayCore, Inc., 15 West Milwaukee Street, Suite 204, Janesville, Wisconsin 53545, telecopier number (608) 741-7191, Attention:
     Chairman; and with a copy to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C., 20036,
     Attention: Russell W. Parks, Jr.

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

          b. Nothing herein shall be construed as an agreement to continue the employment by PlayCore Wisconsin of the Employee.

          c. This Agreement constitutes the entire agreement between the parties and PlayCore Wisconsin with respect to the subject matter contained herein and, as of the effective date of the Merger, supersedes any and all prior understandings, representatives, negotiations, and agreements with respect thereto (including, without limitation, the Old Severance Agreement).

          d. No modification or amendment of any provision of this Agreement shall be effective unless in a written instrument executed by both parties. Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

          e. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Jasdrew and PlayCore Wisconsin. Without limiting the foregoing, Jasdrew and PlayCore Wisconsin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PlayCore Wisconsin, to expressly assume and agree to perform PlayCore Wisconsin's obligations under this Agreement in the same manner and to the same extent that Jasdrew and PlayCore Wisconsin are required to perform them if no such succession had taken place. As used in this Agreement, "Company" shall mean PlayCore Wisconsin and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 13.e. or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law. This Agreement shall inure to the benefit of, and shall be enforceable by, the Employee's heirs, legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

          f. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          g. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Wisconsin, without regard to conflicts of laws principles.

       14. Failure to Consummate. This Agreement shall be null and void if the Merger is not consummated.


                           - SIGNATURE PAGE FOLLOWS -

                                       8

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



COMPANY:                                          EMPLOYEE:

JASDREW ACQUISITION CORP.


By:  /s/ TODD R. BERMAN                     /s/ DAVID H. HAMMELMAN
     ---------------------------            ------------------------------------
     Todd R. Berman, President              David H. Hammelman

                                        SCHEDULE A

                                        OPTION TERMS

AMOUNT OF INITIAL GRANT:                A nonqualified option grant (the
                                        "Initial Grant") of 2,175 shares of
                                        common stock of PlayCore Holdings, Inc.
                                        ("Holdings"). The Initial Grant shall be
                                        pursuant to an option plan (and
                                        underlying option grant agreement)
                                        established by Holdings with an initial
                                        reserve equal to 10% of the outstanding
                                        common shares of Holdings as of the
                                        closing date (post transaction).

EXERCISE PRICE:                         The per share exercise price of the
                                        option shall be the common stock's fair
                                        market value on the date of grant (which
                                        shall be equal to the fair market value
                                        of the equivalent number of shares of
                                        common stock as of the closing date).

TERM:                                   Options, or any portion thereof, not
                                        previously exercised or terminated will
                                        expire ten years from the date of grant.

METHOD OF EXERCISE:                     Prior to an "initial public offering",
                                        cash only; provided, however, the Board
                                        of Directors or Compensation Committee
                                        of Holdings may authorize cashless
                                        exercises. An option may only be
                                        exercised with respect to whole shares.

VESTING: TIME OPTIONS: 50% of the total number of shares subject to the Initial Grant shall vest ratably (25% a year) on each of the first through fourth anniversaries of the date of grant ("A
                                        Options"), provided the Employee is in
                                        the employ of PlayCore Wisconsin, Inc.
                                        or an affiliate ("PlayCore Wisconsin")
                                        on each such date.

                                        If there is a Change in Control (as
                                        defined in the option plan) prior to the fourth anniversary of the date of grant, and the Employee is still in the employ of PlayCore Wisconsin, all unvested Time
                                        Options shall vest.

                                        PERFORMANCE OPTIONS: The remaining 50%
                                        of the total number of shares subject to the Initial Grant shall vest if the net
                                        Internal Rate of Return ("IRR") realized by PlayCore Holdings, L.L.C. ("Holdings
                                        L.L.C.") on its total investment in
                                        Holdings (after dilution from options on shares held by management) is 25% or more ("Target IRR") as of the "Determination Date," ("Performance
                                        Options") and the Employee is still in
                                        the employ of


                                        PlayCore Wisconsin on the
                                        Determination Date.

                                        The Determination Date regarding the
                                        attainment of the IRR shall be the
                                        closing date or such other time as
                                        Holdings L.L.C. receives cash payments
                                        for its interests in Holdings.

TERMINATION OF EMPLOYMENT:

         BY PLAYCORE WISCONSIN
         WITHOUT CAUSE OR
         BY THE EMPLOYEE
         FOR GOOD REASON OR
         UPON DEATH OR DISABILITY:      TIME OPTIONS: All vested Time Options
                                        remain outstanding and exercisable for a
                                        period of 90 days and if not exercised
                                        by end of business on the 90th day shall
                                        terminate. All unvested Time Options
                                        shall be immediately terminate on the
                                        Termination Date.

                                        PERFORMANCE OPTIONS: Performance Options shall vest if the Target IRR would have been achieved based upon the fair market value of Holdings L.L.C.'s investment in Holdings as of the Termination Date and Employee will receive the applicable value of the Performance Option as determined at the Termination Date by the Board of Directors of Holdings at such time as Holdings L.L.C. receives cash payments for its interests in Holdings. If the Target IRR is not achieved on both the Termination Date and the Determination Date, then all Performance Options shall be terminated with no payment to or value to Employee.





         BY PLAYCORE WISCONSIN FOR
         CAUSE OR BY THE
         EMPLOYEE WITHOUT
         GOOD REASON:                   TIME OPTIONS: All vested Time Options
                                        shall remain exercisable for 90 days and
                                        if not exercised by the end of business
                                        on the 90th day shall terminate. All
                                        nonvested Time Options shall terminate
                                        on the Termination Date.

                                        PERFORMANCE OPTIONS: All Performance
                                        Options shall immediately terminate.

CALL ON SHARES ACQUIRED                 In the event of the Employee's
                                        termination of


ON EXERCISE OF OPTION:                  employment for any reason, all shares in
                                        Holdings held by Employee as a result of
                                        exercising Options shall be subject to a
                                        "call" by Holdings or its designee (the
                                        "Company Call") at the fair market value
                                        on the Termination Date. The Company
                                        Call must be exercised within six months
                                        of the Termination Date. The purchase
                                        price as determined above will be paid
                                        one-half in cash within 30 days of the
                                        exercise of the Company Call and the
                                        remaining one-half payable within two
                                        years of the date of exercise of the
                                        Company Call (the "Deferred Call
                                        Payments"). Any Deferred Call Payments
                                        shall be credited with an appropriate
                                        interest rate or dividend rate. In the
                                        event that Holdings is restricted from
                                        purchasing such shares for cash under
                                        any applicable financing or other
                                        agreements, Holdings may issue the
                                        Employee a note or such other
                                        permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such call. In no
                                        event shall the Employee be paid less
                                        cash at the time of the exercise of the
                                        Company Call than the Employee's income
                                        tax liability resulting from the sale of
                                        the shares.


EMPLOYEE PUT:                           In the event of Employee's termination
                                        of employment by PlayCore Wisconsin
                                        without Cause, by the Employee for Good
                                        Reason, or as a result of death or
                                        Permanent Disability, the Employee or
                                        his estate as the case may be, may
                                        exercise a "put" to Holdings (the
                                        "Employee Put") at fair market value on
                                        the Termination Date, subject to
                                        Holdings' ability under its financing
                                        documents. The Employee Put must be
                                        exercised within six months of the
                                        Termination Date. The purchase price as
                                        determined above will be paid one-half
                                        in cash within 30 days of the exercise
                                        of the Employee Put and the remaining
                                        one-half will be payable within two
                                        years of the date of exercise of the
                                        Employee Put (the "Deferred Put
                                        Payments"). Any Deferred Put Payments
                                        shall be credited with an appropriate
                                        interest rate or dividend rate. All
                                        payments made by Holdings with respect
                                        to its exercise of the Executive Put are
                                        subject to Holdings' financing
                                        agreements. In the event that Holdings
                                        is restricted from purchasing such
                                        shares for cash under any applicable
                                        financing or other agreements, Holdings
                                        may issue the Employee a note or such
                                        other permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such put.

REALIZATION:                            Except in the case of the exercise of
                                        the Company Call or Employee Put as set
                                        forth above, Employee shall be



                                        required to hold the shares or Options
                                        until such time Holdings L.L.C. sells or otherwise exits from its equity interest in Holdings.

TAG-ALONG RIGHTS:                       In the event of a sale of Holdings by
                                        Holdings, L.L.C., the Employee will have
                                        the same tag-along rights as other
                                        investors.

RESTRICTIONS ON TRANSFER:               The Options and shares will be
                                        non-transferable, except with respect to
                                        a transfer to a trust or partnership,
                                        the only beneficiaries or partners (as
                                        the case may be) of which are immediate
                                        family member of Employee, or in
                                        accordance with the terms of any
                                        applicable operating agreement or
                                        shareholders agreement and the laws of
                                        descent and distribution.

                                        Other than with respect to transfers
                                        pursuant to the preceding sentence, no
                                        third party shall have any direct or
                                        indirect beneficial interest in the
                                        Options.

REGISTRATION RIGHTS:                    Employee will have the same piggyback
                                        registration rights as other investors.

FAIR MARKET VALUE:                      Fair market value of vested shares on a
                                        Termination Date shall be determined by
                                        multiplying the "equity value" of
                                        Holdings by a fraction, the numerator of
                                        which shall be the number of vested
                                        shares and the denominator of which
                                        shall be the total number of fully
                                        diluted shares of Holdings common stock
                                        (assuming that all options, warrants or
                                        other securities which are convertible
                                        or exchangeable for common stock are
                                        outstanding). The equity value of
                                        Holdings on a Termination Date shall be
                                        determined by the Board of Directors of
                                        Holdings in good faith by selecting an
                                        appropriate multiple and then
                                        multiplying the consolidated EBITDA for
                                        the latest four fiscal quarters by such
                                        multiple and then subtracting from such
                                        amount all debt, preferred stock and
                                        other obligations on a consolidated
                                        basis of Holdings, if any.

                                        SCHEDULE B

                                        EQUITY PURCHASE TERMS

AMOUNT OF EQUITY:                       A percentage equity interest in PlayCore
                                        Holdings, L.L.C. ("Holdings L.L.C.")
                                        equal to $70,000 and determined based on
                                        the value paid by Chartwell Investments
                                        II, L.L.C. or its affiliates
                                        ("Chartwell") for its interest in
                                        Holdings L.L.C. (the "Interest"). Upon
                                        execution of the applicable subscription
                                        documents relating to the Interest,
                                        Employee shall make a cash payment to
                                        Holdings L.L.C. of $70,000.

COMPANY CALL ON INTERESTS:              In the event of Employee's termination
                                        of employment for any reason, the
                                        Interest held by the Employee shall be
                                        subject to a "call" by Holdings L.L.C.
                                        or its designee (the "Company Call") at
                                        the fair market value on the Termination
                                        Date. The Company Call must be exercised
                                        within six months of the Termination
                                        Date. The purchase price as determined
                                        above will be paid as follows: the
                                        lesser of the Employee's original
                                        investment or fair market value of the
                                        Interest within 30 days of the exercise
                                        of the Company Call and the remaining
                                        amount, if any, payable within two years
                                        of the date of exercise of the Company
                                        Call (the "Deferred Call Payments"). Any
                                        Deferred Call Payments shall be credited
                                        with an appropriate interest rate or
                                        dividend rate. In the event that
                                        Holdings L.L.C. is restricted from
                                        purchasing the Interest for cash under
                                        any applicable financing or other
                                        agreements to which Holdings L.L.C. or
                                        any of its subsidiaries is a party which
                                        prevent Holdings L.L.C. from obtaining
                                        cash, then Holdings L.L.C. may issue the
                                        Employee a note or such other
                                        permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such call.


EMPLOYEE PUT:                           In the event of Employee's termination
                                        of employment by PlayCore Wisconsin,
                                        Inc. or an affiliate ("PlayCore
                                        Wisconsin") without Cause, by the
                                        Employee for Good Reason, or as a result
                                        of death or Permanent Disability, the
                                        Employee or his estate as the case may
                                        be, may exercise a "put" to Holdings
                                        L.L.C. (the "Employee Put") of the
                                        Interest at fair market value on the
                                        Termination Date, subject to compliance
                                        with the financing documents of Holdings
                                        L.L.C. or of any of its subsidiaries.
                                        The Employee Put must be exercised
                                        within six months of the Termination
                                        Date. The purchase price as determined
                                        above
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


                                        will be paid as follows: the lesser of
                                        the Employee's original investment or
                                        fair market value of the Interest within 30 days of the exercise of the Employee
                                        Put and the remaining amount, if any,
                                        subject to the Company Call, will be
                                        held by Employee until such time as
                                        Holdings L.L.C. sells or otherwise exits from its equity interest in PlayCore
                                        Holdings, Inc. ("Holdings"). All
                                        payments by Holdings L.L.C. with respect to the exercise of the Employee Put are subject to the financing agreements of Holdings L.L.C. or any of its subsidiaries. In the event that Holdings
                                        L.L.C. is restricted from purchasing the Interest for cash under any applicable financing or other agreements to which Holdings L.L.C. or any of its subsidiaries is a party which prevent
                                        Holdings L.L.C. from obtaining cash,
                                        then Holdings L.L.C. may issue Employee
                                        a note or such other permissible
                                        security (which shall contain
                                        commercially reasonable terms) in full
                                        satisfaction of such put.

REALIZATION:                            Except in the case of the exercise of
                                        Company Call or Employee Put as set
                                        forth above, Employee shall be required
                                        to hold the Interest until such time as
                                        Chartwell sells or otherwise exits from
                                        its equity interest in Holdings L.L.C.

TAG-ALONG RIGHTS:                       In the event of a sale of Holdings
                                        L.L.C. by Chartwell, the Employee will
                                        have the same tag-along rights as other
                                        investors.

RESTRICTIONS ON TRANSFER:               The Interest will be non-transferable,
                                        except with respect to a transfer to a
                                        trust or partnership, the only
                                        beneficiaries or partners (as the case
                                        may be) of which are immediate family
                                        member of Employee, or in accordance
                                        with the terms of any applicable
                                        operating agreement or shareholders
                                        agreement and the laws of descent and
                                        distribution.

                                        Other than with respect to transfers
                                        pursuant to the preceding sentence, no
                                        third party shall have any direct or
                                        indirect beneficial interest in the
                                        Interest.

REGISTRATION RIGHTS:                    Employee will have the same piggyback
                                        registration rights as other investors.

FAIR MARKET VALUE:                      Fair market value of Employee's Interest
                                        on a Termination Date shall be
                                        determined in three steps as follows.
                                        (1) The equity value of Holdings on a
                                        Termination Date shall be determined by
                                        the Board of Directors of Holdings in
                                        good
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


                                        faith by selecting an appropriate
                                        multiple and then multiplying the
                                        consolidated EBITDA for the latest four
                                        fiscal quarters by such multiple and
                                        then subtracting from such amount all
                                        debt, preferred stock and other
                                        obligations on a consolidated basis of
                                        Holdings, if any. (2) Holdings L.L.C's
                                        interest in Holdings shall be determined by multiplying the equity value of Holdings (as determined under step number (1)) on the Termination Date by a fraction, the numerator of which shall be the number of shares of common stock of Holdings that are owned by Holdings
                                        L.L.C., and the denominator of which
                                        shall be the total number of fully
                                        diluted shares of Holdings common stock
                                        (assuming that all options, warrants or
                                        other securities which are convertible
                                        or exchangeable for common stock are
                                        outstanding). (3) Finally, the
                                        percentage representing Employee's
                                        Interest shall be multiplied by the
                                        dollar amount of Holdings L.L.C.'s
                                        interest in Holdings as determined under step number (2).

                                        SCHEDULE C

                                        PHANTOM STOCK TERMS
AMOUNT OF INITIAL GRANT:                A grant of 540 shares of phantom common
                                        stock of PlayCore Holdings, Inc.
                                        ("Holdings") (the "Phantom Shares")
                                        pursuant to a grant by Holdings.

VESTING:                                One third of the total number of Phantom
                                        Shares shall vest on each anniversary of the date of the grant. In the event that the Employee's employment with PlayCore
                                        Wisconsin, Inc. or an affiliate
                                        ("PlayCore Wisconsin") is terminated for any reason, all non-vested shares shall be forfeited.

COMPANY CALL:                           In the event of Employee's termination
                                        of employment for any reason, the vested
                                        Phantom Shares held by the Employee
                                        shall be subject to a "call" by Holdings
                                        or its designee (the "Company Call") at
                                        the fair market value on the Termination
                                        Date. The Company Call must be exercised
                                        within six months of the Termination
                                        Date. The purchase price shall be the
                                        equivalent of the fair market value of
                                        an equivalent number of common shares of
                                        Holdings on the Termination Date. It
                                        will be paid one-half in cash within 30
                                        days of the exercise of the Company Call
                                        and the remaining one-half will be
                                        payable within two years of the date of
                                        exercise of the Company Call (the
                                        "Deferred Call Payments"). Any Deferred
                                        Call Payments shall be credited with an
                                        appropriate interest rate or dividend
                                        rate. In the event that Holdings is
                                        restricted from purchasing such shares
                                        for cash under any applicable financing
                                        or other agreements, Holdings may issue
                                        the Employee a note or such other
                                        permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such call. In no
                                        event shall the Employee be paid less
                                        cash at the time of the exercise of the
                                        Company Call than the Employee's income
                                        tax liability resulting from the sale of
                                        the Phantom Shares.


EMPLOYEE PUT:                           In the event of Employee's termination
                                        of employment by PlayCore Wisconsin
                                        without Cause, by the Employee for Good
                                        Reason, or as a result of death or
                                        Permanent Disability, the Employee or
                                        his estate as the case may be, may
                                        exercise a "put" to Holdings (the
                                        "Employee Put") of the vested Phantom
                                        Shares at fair market value on the
                                        Termination Date. The Employee Put must
                                        be exercised


                                        within six months of the Termination
                                        Date. The purchase price as determined
                                        above will be paid one-half in cash
                                        within 30 days of the exercise of the
                                        Employee Put and the remaining one-half
                                        will be payable within two years of the
                                        date of exercise of the Employee Put
                                        (the "Deferred Put Payments"). Any
                                        Deferred Put Payments shall be credited
                                        with an appropriate interest rate or
                                        dividend rate. All payments by Holdings
                                        with respect to its exercise of the
                                        Employee Put are subject to Holdings'
                                        financing agreements. In the event that
                                        Holdings is restricted from purchasing
                                        such shares for cash under any
                                        applicable financing or other
                                        agreements, Holdings may issue the
                                        Employee a note or such other
                                        permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such put.

REALIZATION:                            Except in the case of the exercise of
                                        the Company Call or Employee Put as set
                                        forth above, Employee shall be required
                                        to hold the Phantom Shares until such
                                        time as PlayCore Holdings, L.L.C. sells
                                        or otherwise exits from its equity
                                        interest in Holdings (any such
                                        occurrence, a "Realization Event").

TAX GROSS-UP PAYMENT:                   Upon exercise of the Company Call or
                                        Employee Put or any other Realization
                                        Event hereunder, Holdings shall make a
                                        tax gross-up payment to the Employee to
                                        compensate the Employee for the
                                        difference between ordinary income tax
                                        treatment and capital gains tax
                                        treatment with respect to the
                                        appreciated value ("Appreciated Value")
                                        of the Phantom Shares from the date of
                                        vesting to the earlier of: (i) the
                                        Termination Date (in the case of an
                                        Employee Put or Company Call), or (ii)
                                        the date of the occurrence of a
                                        Realization Event; provided, however,
                                        that in no event shall such tax gross-up
                                        payment exceed the tax benefit to
                                        Holdings actually realized for such tax
                                        year, if any, related to the deduction
                                        for (a) the tax gross-up payment and (b)
                                        the appreciated value of the Phantom
                                        Shares from the date of vesting to the
                                        earlier of: (i) the Termination Date (in
                                        the case of an Employee Put or Company
                                        Call), or (ii) the date of the
                                        occurrence of a Realization Event.

TAG-ALONG RIGHTS:                       In the event of a sale of Holdings by
                                        PlayCore Holdings, L.L.C., the Employee
                                        will have the same tag-along rights as
                                        other investors.

RESTRICTIONS ON TRANSFER:               The Phantom Shares will be
                                        non-transferable, except with respect to
                                        a transfer to a trust or partnership,
                                        the only


                                        beneficiaries or partners (as the case
                                        may be) of which are immediate family
                                        member of Employee, or in accordance
                                        with the terms of any applicable
                                        operating agreement or shareholders
                                        agreement and the laws of descent and
                                        distribution.

                                        Other than with respect to transfers
                                        pursuant to the preceding sentence, no
                                        third party shall have any direct or
                                        indirect beneficial interest in the
                                        Phantom Shares.

FAIR MARKET VALUE:                      Fair market value of vested Phantom
                                        Shares on a Termination Date shall be
                                        determined by multiplying the "equity
                                        value" of Holdings by a fraction, the
                                        numerator of which shall be the number
                                        of vested Phantom Shares and the
                                        denominator of which shall be the total
                                        number of fully diluted shares of
                                        Holdings common stock (assuming that all
                                        options, warrants or other securities
                                        which are convertible or exchangeable
                                        for common stock are outstanding). The
                                        equity value of Holdings on a
                                        Termination Date shall be determined by
                                        the Board of Directors of Holdings in
                                        good faith by selecting an appropriate
                                        multiple and then multiplying the
                                        consolidated EBITDA for the latest four
                                        fiscal quarters by such multiple and
                                        then subtracting from such amount all
                                        debt, preferred stock and other
                                        obligations on a consolidated basis of
                                        Holdings, if any.